                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      Summary Consolidated Financial Data
                                (in thousands)

                                                                                                         Six Months
                                                         Years Ended December 31,                       Ended June 29
                                                   -------------------------------------------       -----------------
                                                    1992     1993     1994     1995     1996          1996     1997
                                                   -------  -------  -------  -------  -------       -------  --------
Ratio of Earning to Fixed Charges

Earnings before taxes and fixed charges (1)          2,027    4,242    9,328   11,801   17,968         9,718    10,986

Fixed Charges:
 Interest expense                                      102      226      222      142      351           179       295
 Operating rent lease payments                         195      357      521    1,166    2,464         1,232     1,297
                                                   -------  -------  -------  -------  -------       -------  --------
                                                       297      583      743    1,308    2,815         1,411     1,592

Income available for fixed charges                   2,324    4,825   10,071   13,109   20,783        11,129    12,578

Pro forma interest on debentures                                                         4,600         2,300     2,300
                                                                                       -------       -------  --------
Pro forma earnings plus fixed charges                                                   25,383        13,429    14,878

Ratio of earnings to fixed charges                    7.83     8.27    13.56    10.03     7.38          7.89      7.90
Pro forma ratio of earnings to fixed charges                                              3.42          3.62      3.82
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(1) Net income before taxes and fixed charges, including interest and other
                                               ----------------------------
    income.
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